EXHIBIT 99.1

Reading International Announces 2010 Results

•   Revenue from operations for the 2010 twelve months at $229.8 million, up 6.1% over 2009

Los Angeles, California, - (BUSINESS WIRE) – March 15, 2011 – Reading International, Inc. (NASDAQ: RDI) announced today results for its fourth quarter and year ended December 31, 2010.

2010 Highlights

•
our revenue for the 2010 year was $229.8 million compared to $216.7 million in the 2009 year, an increase of 6.1%, driven by a $13.4 million increase in Australia and a $2.6 million increase in New Zealand;

•
during July 2010, our wholly owned subsidiary, Craig Corporation, and the IRS agreed to file with the Tax Court a settlement of the IRS’s claim against Craig Corporation with respect to its 1997 tax year, where the IRS conceded 70% of its proposed adjustment to income resulting in a $12.1 million adjustment to taxes payable;

•
on September 27, 2010 we gave notice to Nationwide Theaters Corp. that in accordance with the principal reduction provisions of the Seller’s note associated with our 2008 Consolidated Cinemas acquisition, we were entitled to a $12.5 million reduction in the principal amount owed; and

•	on December 1, 2010, GE Capital amended and restated our GE Capital Term Loan agreement, lending to us an additional $8.0 million and extending the loan expiration date to December 1, 2015.

Fourth Quarter 2010 Discussion

Revenue from operations decreased from $59.3 million in the 2009 Quarter to $54.2 million in 2010, a $5.1 million or an 8.7% decrease.  Our cinema exhibition segment drove most of this decrease, a $4.9 million decrease year over year, due in large part to a $5.2 million decrease in box office receipts of the top 10 movies for the 2010 Quarter compared to the top 10 movies shown for the 2009 Quarter which included the blockbuster movie “Avatar.”  The top three grossing films for the quarter in our circuit worldwide were “Harry Potter and the Deathly Hallows Part I,” “Due Date,” and “The Social Network,” which among them accounted for approximately 23.0% of our cinema box office revenue.  Additionally, our real estate segment revenue slightly decreased by $235,000.

As a percentage of revenue, operating expense, at 81.7% in the 2010 Quarter was higher than the 76.9% in the 2009 Quarter.  This increase is primarily due to the newly leased 3D equipment and the associated increased labor-intensive nature of showing 3D films.

We recorded an impairment expense of $3.2 million in our 2009 Quarter associated with a continued weakness in the New Zealand real estate market.  Additionally in our 2009 Quarter, we recorded a contractual commitment loss of $1.1 million associated with a property which we were under contract to purchase in the first quarter of 2010.  No such expenses were recorded in the 2010 Quarter.

General and administrative expense was slightly higher by $79,000 or 1.7% from $4.7 million in the 2009 quarter to $4.8 million in the 2010 quarter.

Driven by the above factors our operating income for the quarter slightly increased by $153,000 to $896,000 compared to $743,000 in the same quarter last year.

Net interest expense decreased by $2.3 million for the quarter compared to the same quarter last year.  The decrease in interest expense during the quarter was primarily related to lower GE Capital carrying balances in 2010 than in 2009, lower interest on our GE Capital Term and Union Square loans, and a net gain on our mark-to-market of our interest swaps and cap offset by increased interest rates in Australia and New Zealand.

For the 2010 quarter, we recorded an “other income” of $781,000 compared to an “other loss” of $18,000 for the 2009 quarter, a $799,000 increase in other income.  For the 2010 quarter, the $781,000 other income was primarily related to an increase in our equity earnings from unconsolidated entities.  For the 2009 quarter, the $18,000 other expense was primarily due to $624,000 in litigation accruals; $311,000 in write-offs against one of our joint venture investments; and $433,000 in recorded equity losses from our joint ventures.  These expenses were offset by a $1.1 million mark-to-market increase in the fair market value of our holdings of Prime Media Group Ltd. (“Prime”) shares which we exchanged for our holdings in Becker during the third quarter of 2009; and a $230,000 gain on settlement of certain legal expenses.

For the 2010 Quarter, income tax expense increased by $64,000, primarily relating to an additional tax accrual associated with our potential tax exposures.

Because of the above, we reported a net loss of $531,000 for the 2010 Quarter compared to a net loss of $3.5 million in the 2009 Quarter.

Our EBITDA(1) at $5.8 million for the 2010 Quarter was $1.0 million higher than the 2009 Quarter of $4.8 million, driven primarily by an increase of our equity earnings from unconsolidated entities of $1.2 million.

Our adjusted EBITDA(1) for the 2010 Quarter was $5.8 million as there were no exceptional items in the quarter.

Our adjusted EBITDA(1) for 2009 quarter was $9.1 million after excluding:

•	the impairment expense and contractual commitment loss of $4.3 million;

This resulted in a decrease in our adjusted EBITDA(1) of $3.3 million or 36.3% from last year’s quarter to this year’s quarter primarily associated with the decrease in the worldwide cinema exhibition segment revenues of $4.9 million.

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  The company defines adjusted EBITDA (“A-EBITDA”) as EBITDA adjusted for unusual or infrequent events or items that are of a non-cash nature.  EBITDA and A-EBITDA are presented solely as supplemental disclosures as we believe they are relevant and useful measures to compare operating results among our properties and competitors, as well as measurement tools for the evaluation of operating personnel.  EBITDA and A-EBITDA are not measures of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA and A-EBITDA should not be considered in isolation from, or as substitutes for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA and A-EBITDA are not calculated in the same manner by all companies and accordingly, may not be appropriate measures for comparing performance among different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Twelve Months 2010 Summary

Revenue from operations increased from $216.7 million in 2009 to $229.8 million in 2010, a $13.1 million or a 6.1% increase.  The cinema segment revenue increase of $9.7 million or 4.8% was driven by a $11.1 million increase in Australia and a $1.8 million increase in New Zealand offset by a $3.2 million decrease in the U.S.  The Australia and New Zealand increases were also positively affected by currency exchange movements between last year’s twelve months and this year’s twelve months: Australian average exchange rates for 2010 increased by 16.2% and the New Zealand average exchange rates increased by 13.6% from those in 2009.  The decrease in U.S. cinema revenue was predominately attributable to a decrease in box office admissions of 564,000 which included a decrease in admissions from one of the acquired cinemas of the Consolidated Entertainment cinemas acquisition resulting in a purchase price adjustment of $12.5 million   The top three grossing films for the twelve months in our circuit worldwide were “Avatar,” “Toy Story 3,” and “Harry Potter and the Deathly Hollows Part I,” which among them accounted for approximately 10.6% of our cinema box office revenue.

Our real estate segment revenue increased by $3.0 million primarily related to increased rental income from our Australia properties, principally from a full year of rent from our Indooroopilly building and an increase in live theater revenue in the U.S. coupled with the aforementioned fluctuations in currency exchange rates.

As a percentage of revenue, operating expense, at 78.7% in 2010 was higher than the 77.4% of 2009.  The United States contribution to this increase is primarily due to the newly leased 3D equipment and the associated increased labor-intensive nature of showing 3D films.  In addition, for Australia and New Zealand the increase is in line with the above-mentioned increase in cinema revenue associated with the year over year increase in the value of the Australia and New Zealand dollars.

We recorded lower impairment expense this year, $2.2 million impairment charge related to our Taringa, Australia real estate property primarily associated with the write off of development costs associated with the project, compared to last year’s $3.2 million associated with various New Zealand properties.  Additionally in 2009, we recorded a loss; in effect catch up depreciation, on the transfer of our Auburn shopping center from real estate held for sale to continuing operations, of $549,000 related to that property, and a contractual commitment loss of $1.1 million associated with a property which was purchased in the first quarter of 2010.

General and administrative expense increased by $225,000 or 1.3%, from $17.6 million in the 2009 twelve months to $17.8 million in the 2010 twelve months.  This increase was primarily affected by a one-time union pension settlement in the U.S., an increase in professional fees for our 2010 settlement of our tax litigation case, and the aforementioned increase in the Australia dollar in 2010 compared to 2009.

In 2009, we recorded $2.6 million as other operating income associated with the settlement of the MIL litigation for the recovery of previously expensed litigation costs.

Driven by the above factors our operating income for the twelve months of 2010 decreased by $735,000 to $13.1 million compared to $13.9 million in the same period last year even though our cash provided by operating activities increased from $18.0 million to $22.8 million.

For the 2010 twelve months, we recorded a $1.4 million other income which included $1.4 million in earnings from unconsolidated entities, $352,000 gain on sale of assets primarily associated with our historic railroad operations, a recovery of previously written-off receivables, offsetting settlements related to our Whitehorse Center litigation and the 2008 sale of our interest in the Botany Downs cinema; and a $605,000 loss associated with our Mackie litigation.  The $1.9 million other loss in 2009 included a $1.0 million other-than-temporary loss on marketable securities; a $2.3 million loss on foreign currency transactions; $848,000 in litigation loss accruals; offset by a $1.5 million gain from fees associated with a terminated option and $481,000 in gains from legal settlements.

During the 2009 twelve months, we recorded a $10.7 million gain on retirement of subordinated debt (trust preferred securities), net of a $749,000 loss on deferred financing costs associated with the subordinated debt.

In 2009, we recorded a gain on sale of an investment in an unconsolidated entity of $268,000 related to the sale of our investment in MIL.

For the 2010 twelve months, income tax expense increased by $12.3 million primarily relating to our July 2010 settlement with the U.S. Internal Revenue Service of our tax litigation.  Associated with this settlement, we recorded $12.2 million in income tax expense related to our federal taxes and exposure for state income taxes.

As a result of the above, we reported a net loss of $12.7 million for the 2010 twelve months driven primarily by our tax settlement accrual of $12.2 million, compared to a net income of $6.1 million in the 2009 twelve months, driven primarily by our $10.7 million gain on the retirement of certain subordinated debt underlying our Trust Preferred Securities.

Our EBITDA(1) at $29.8 million for the 2010 twelve months was $8.0 million lower than the $37.8 million for the 2009 twelve months, driven primarily by the non-recurrence in 2010 of our 2009 gain of $10.7 million resulting from the retirement of subordinated debt.

Our adjusted EBITDA(1) for 2010 twelve months was $32.3 million after excluding:

•	the $519,000 gain on sale of real estate associated with our former railroad operations;

•	the $2.2 million impairment loss associated with the discontinuation of our Taringa, Australia real estate development project;

•	$158,000 loss on sale of the assets of the now closed Kapiti cinema in New Zealand; and

•	$605,000 loss related to our Mackie litigation.

Our adjusted EBITDA(1) for the 2009 twelve months was $31.4 million after excluding:

•	the $549,000 in catch-up depreciation on transfer of Auburn from asset held for sale;

•	the $4.3 million in impairment expense and contractual commitment loss;

•	the $2.8 million income from MIL;

•	the $2.3 million of other loss items described above (all except for $428,000 in equity earnings); and

•	the $10.7 million gain on the retirement of a portion of our TPS debt.

This resulted in a growth in our adjusted EBITDA(1) of $0.9 million or 2.9%, from the 2009 twelve months to the 2010 twelve months.

Balance Sheet and Liquidity

Our total assets at December 31, 2010 were $430.3 million compared to $406.4 million at December 31, 2009.  The currency exchange rates for Australia and New Zealand as of December 31, 2010 were $1.0122 and $0.7687, respectively, and as of December 31, 2009, these rates were $0.8979 and $0.7255, respectively.  As a result, currency had a positive effect on the balance sheet at December 31, 2010 compared to December 31, 2009.

Our cash position at December 31, 2010 was $34.6 million compared to $24.6 million at December 31, 2009.  Of this $34.6 million, $4.4 million is included in our Consolidated Entertainment subsidiary.  All of the $4.4 million is subject to certain debt covenants with GE Capital that limit, to a certain degree, the use of this cash outside of the subsidiary.

Currently, we have approximately $5.6 million (AUS$5.5 million) in undrawn funds under our Australian Corporate Credit Facility and further undrawn funds of $14.2 million (NZ$18.5 million) available under our line of credit in New Zealand.  Accordingly, we believe that we have sufficient cash and borrowing capacity under our Australian Corporate Credit Facility, New Zealand line of credit, our US Bank of America, and our GE Capital lines of credit to meet our anticipated short-term working capital requirements.

Our working capital at December 31, 2010 shows a negative $57.6 million compared to a negative $16.2 million at December 31, 2009.  This increase is primarily related to our Australia Credit Facility becoming a current liability as of June 30, 2010 (maturing on June 30, 2011) and our Burwood property being reclassed to a current asset, as land held for sale.  We are currently working to have a new facility in place before the maturity date of our Australian Corporate Credit Facility.  During 2010, we refinanced our Union Square loan of $7.5 million (now maturing on May 1, 2015), paid off our $5.0 million Sutton Hill Capital 1 loan, we extended the terms of our $9.0 million Sutton Hill Capital 2 loan to December 31, 2013, and amended the terms of our GE Capital Term Loan to borrow an additional $8.0 million and extending the loan expiration date to December 1, 2015.

Stockholders’ equity was $112.6 million at December 31, 2010 compared to $110.3 million at December 31, 2009, the difference being largely attributable to the liability associated with the settlement of our tax case offset by an increase in the value of the Australia and New Zealand dollars compared to the U.S. dollar since December 31, 2009.

Based upon the current levels of the consolidated operations, further anticipated cost savings and future growth, we believe our cash flow from operations, together with both the existing and anticipated lines-of-credit and other sources of liquidity, will be adequate to meet our anticipated requirements for interest payments and other debt service obligations, working capital, capital expenditures, and other operating needs.

Subsequent Events

Australia Corporate Credit Facility

On March 9, 2011, we received credit approval from National Australia Bank for a $106.3 million (AUS$105.0 million) facility that will replace our expiring Australia Corporate Credit Facility which will allow us to fully repay our $101.7 million (AUS$100.5 million) of outstanding debt.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com),

o	Angelika Film Center brand (http://www.angelikafilmcenter.com),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),

o	City Cinemas brand (http://www.citycinemas.com),

o	Beekman Theatre brand (http://www.beekmantheatre.com),

o	The Paris Theatre brand (http://www.theparistheatre.com), and

o	Liberty Theatres brand (http://libertytheatresusa.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.    (213) 235-2240

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net (Loss) Income
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenue	$54,207	$59,349	$ 229,817	$216,685
Operating expense
Cinema/real estate	44,284	45,624	180,774	167,820
Depreciation and amortization	4,265	3,990	15,891	15,135
Loss on transfer of real estate from held for sale to continuing operations	--	--	--	549
Impairment expense	--	3,217	2,239	3,217
Contractual commitment loss	--	1,092	--	1,092
General and administrative	4,762	4,683	17,784	17,559
Other operating income	--	--	--	(2,551)

Operating income	896	743	13,129	13,864

Interest expense, net	(1,507)	(3,835)	(12,286)	(14,572)
Other income (loss)	781	(18)	1,350	(1,898)
Gain on retirement of subordinated debt	--	--	--	10,714
Gain on sale of investments in unconsolidated entities	--	--	--	268
Income from discontinued operations	4	23	5	58
Income tax expense	(594)	(530)	(14,232)	(1,952)
Net income attributable to noncontrolling interest	(111)	73	(616)	(388)

Net income (loss)	$ (531)	$(3,544)	$(12,650)	$ 6,094

Basic and diluted earnings (loss) per share	$ (0.02)	$ (0.16)	$ (0.56)	$ 0.27

EBITDA*	$ 5,841	$ 4,820	$ 29,782	$ 37,786

EBITDA* change	$1,021		$(8,004)

*
EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net income (loss)	$(531)	$(3,544)	$(12,650)	$6,094
Add:Interest expense, net	1,507	3,835	12,286	14,572
Add:Income tax provision	594	530	14,232	1,952
Add:Depreciation and amortization	4,265	3,990	15,891	15,135
Add:EBITDA adjustments for discontinued operations	6	9	23	33

EBITDA	$5,841	$4,820	$29,782	$37,786

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations for the Three Years Ended December 31, 2010
(U.S. dollars in thousands, except per share amounts)

	Year Ended December 31,
	2010	2009	2008
Operating revenue
Cinema	$211,073	$201,388	$181,188
Real estate	18,744	15,297	15,638
Total operating revenue	229,817	216,685	196,826
Operating expense
Cinema	171,795	160,467	147,389
Real estate	8,979	7,353	7,451
Depreciation and amortization	15,891	15,135	18,577
Loss on transfer of real estate held for sale to continuing operations	--	549	--
Impairment expense	2,239	3,217	4,319
Contractual commitment loss	--	1,092	--
General and administrative	17,784	17,559	21,438
Other operating income	--	(2,551)	--
Total operating expense	216,688	202,821	199,174

Operating income (loss)	13,129	13,864	(2,348)

Interest income	1,351	1,154	1,009
Interest expense	(13,637)	(15,726)	(16,749)
Gain on extinguishment of debt	--	10,714	--
Net gain (loss) on sale of assets	352	(2)	--
Other income (expense)	(347)	(2,013)	991
Income (loss) before discontinued operations, income tax expense, and equity earnings of unconsolidated joint ventures and entities	848	7,991	(17,097)
Income from discontinued operations, net of tax	5	58	60
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	853	8,049	(17,037)
Income tax expense	(14,232)	(1,952)	(2,099)
Income (loss) before equity earnings of unconsolidated joint ventures and entities	(13,379)	6,097	(19,136)
Equity earnings of unconsolidated joint ventures and entities	1,345	117	497
Gain on sale of unconsolidated joint venture	--	268	2,450
Net income (loss)	$(12,034)	$6,482	$(16,189)
Net income attributable to noncontrolling interests	(616)	(388)	(620)
Net income (loss) attributable to Reading International, Inc. common shareholders	$(12,650)	$6,094	$(16,809)
Earnings (loss) per common share attributable to Reading International, Inc. shareholders – basic:
Earnings (loss) from continuing operations	$(0.56)	$0.27	$(0.75)
Earnings (loss) from discontinued operations, net	0.00	0.00	0.00
Basic earnings (loss) per share attributable to Reading International, Inc. shareholders	$(0.56)	$0.27	$(0.75)
Weighted average number of shares outstanding – basic	22,781,392	22,580,942	22,477,471
Earnings (loss) per common share attributable to Reading International, Inc. shareholders – diluted:
Earnings (loss) from continuing operations	$(0.56)	$0.27	$(0.75)
Earnings (loss) from discontinued operations, net	0.00	0.00	0.00
Diluted earnings (loss) per share attributable to Reading International, Inc. shareholders	$(0.56)	$0.27	$(0.75)
Weighted average number of shares outstanding – diluted	22,781,392	22,767,735	22,477,471

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets as of December 31, 2010 and 2009
(U.S. dollars in thousands)

	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$34,568	$24,612
Receivables	5,470	9,458
Inventory	989	860
Investment in marketable securities	2,985	3,120
Restricted cash	2,159	321
Prepaid and other current assets	3,536	3,078
Assets held for sale	55,210	--
Total current assets	104,917	41,449

Property held for and under development	35,702	78,676
Property & equipment, net	220,250	200,749
Investment in unconsolidated joint ventures and entities	10,415	9,732
Investment in Reading International Trust I	838	838
Goodwill	21,535	37,411
Intangible assets, net	20,156	22,655
Other assets	16,536	14,907
Total assets	$430,349	$406,417

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$15,930	$14,943
Film rent payable	5,757	7,256
Notes payable – current portion	108,124	7,914
Note payable to related party – current portion	--	14,000
Taxes payable	23,872	6,140
Deferred current revenue	8,727	6,968
Other current liabilities	141	457
Total current liabilities	162,551	57,678
Notes payable – long-term portion	83,784	177,166
Notes payable to related party – long-term portion	9,000	--
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	2,267	6,968
Deferred non-current revenue	41	577
Other liabilities	32,154	25,852
Total liabilities	317,710	296,154
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized, 31,500,693 issued and 21,308,823 outstanding at December 31, 2010 and 35,610,857 issued and 21,132,582 outstanding at December 31, 2009	216	215
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at December 31, 2010 and at December 31, 2009	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued or outstanding shares at December 31, 2010 and 2009	--	--
Additional paid-in capital	134,236	134,044
Accumulated deficit	(76,035)	(63,385)
Treasury shares	(3,765)	(3,514)
Accumulated other comprehensive income	57,120	41,514
Total Reading International, Inc. stockholders’ equity	111,787	108,889
Noncontrolling interests	852	1,374
Total stockholders’ equity	112,639	110,263
Total liabilities and stockholders’ equity	$430,349	$406,417